Exhibit 99.1

AMCON Distributing Company Completes Acquisition of Henry’s Foods, Inc.

OMAHA, Neb.--(BUSINESS WIRE)--February 6, 2023--AMCON Distributing Company (“AMCON” or “the Company”) (NYSE American: DIT), an Omaha, Nebraska-based Convenience Distributor is pleased to announce the closing of its previously announced acquisition of Henry’s Foods, Inc. (“Henry’s”), of Alexandria, Minnesota.

“We warmly welcome all of Henry’s leadership team, associates, customers and vendors to our extended AMCON Family,” said Christopher H. Atayan, AMCON’s Chairman and Chief Executive Officer. Mr. Atayan added, “Henry’s brings unrivaled strength and expertise in foodservice, which directly aligns with our long-term strategic plan.”

“Henry’s has developed an incredible breadth of products and service expertise in foodservice, which we look to integrate for the benefit of our customer base company-wide,” said Andrew C. Plummer, AMCON’s President and Chief Operating Officer. Mr. Plummer added, “We now operate in the marketplace as The AMCON Family of Brands, which includes AMCON Distributing Company, Henry’s and Team Sledd. Our customers have access, across a broad geography, to a comprehensive suite of services designed to enhance their profitability.”

“We share a commitment to premium customer service with AMCON and envision significant benefits to our customer base as we enthusiastically join the AMCON Family of Brands,” said Kellie Janssen, President of Henry’s. Ms. Janssen added, “The ability to project our services across an extended geographic footprint, has been a long-desired request and objective of our convenience store partners. In addition, Henry’s will have access to a cutting-edge technology and logistics platform designed to enhance our convenience partners’ profitability.”

AMCON is a leading convenience distributor of consumer products, including beverages, candy, tobacco, groceries, foodservice, frozen and refrigerated foods, automotive supplies and health and beauty care products servicing approximately 6,800 locations through distribution centers in Illinois, Missouri, Minnesota, Nebraska, North Dakota, South Dakota, Tennessee and West Virginia. AMCON, through its Healthy Edge Retail Group, also operates 18 health and natural product retail stores in the Midwest and Florida.

This news release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward-looking statements including, without limitation, availability of sufficient cash resources to conduct its business and meet its capital expenditures needs and the other factors described under Item 1.A. of the Company’s Annual Report on Form 10-K. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

Visit AMCON Distributing Company's web site at: www.amcon.com

Contacts

Christopher H. Atayan
AMCON Distributing Company
Ph 402-331-3727